Exhibit 10.3

EXECUTION VERSION

April 6, 2021

Mudrick Capital Acquisition Corporation II

527 Madison Avenue, 6th Floor

New York, NY 10022

RE:     Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), Mudrick Capital Acquisition Corporation II, a Delaware corporation (“Buyer”), Titan Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Buyer, Titan Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer, and Tornante-MDP Joe Holdings, LLC, a Delaware limited liability company (“Holdings”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Buyer and Mudrick Capital Acquisition Holdings II LLC, a Delaware limited liability company (the “Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Sponsor hereby agree as follows:

1.	The Sponsor represents and warrants that it holds all of the issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Buyer (the “Buyer Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 7,906,250 shares of Buyer Class B Common Stock issued and outstanding.

2.	The Sponsor hereby unconditionally and irrevocably agrees: (i) that, during the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof, at any duly called meeting of the stockholders of Buyer (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Buyer requested by Buyer’s board of directors or undertaken as contemplated by the transactions contemplated by the Merger Agreement, the Sponsor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its shares of Buyer Common Stock to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its shares of Buyer Common Stock (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby and all other Buyer Stockholder Matters (and any actions required in furtherance thereof) and (b) against any proposal that would materially impede the transactions contemplated by the Merger Agreement, and (ii) not to redeem, elect to redeem or tender or submit any shares of Buyer Common Stock owned by it for redemption in connection with the transactions contemplated by the Merger Agreement, except to the extent expressly contemplated by the Merger Agreement and (iii) during the period commencing on the Closing Date and ending on the date that is the third (3rd) anniversary of the Closing Date, not to form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of voting against any Persons nominated by the Holders for election as directors of Buyer.

3.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 11.01 and 11.02 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby waives any and all rights the Sponsor has or will have under Section 4.3(b)(ii) of Buyer’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of Buyer Class B Common Stock held by the Sponsor, more than one (1) share of Buyer Class A Common Stock upon automatic conversion of each such share of Buyer Class B Common Stock in accordance with Buyer’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, the Sponsor hereby acknowledges and agrees that pursuant to Section 4.3(b) of Buyer’s Amended and Restated Certificate of Incorporation, each share of Buyer Class B Common Stock held by the Sponsor shall automatically convert into one (1) share of Buyer Class A Common Stock such that, except to the extent canceled in accordance with paragraph 4 of this Letter Agreement, the 7,906,250 shares of Buyer Class B Common Stock will convert into 7,906,250 shares of Buyer Class A Common Stock upon consummation of the Transactions.

4.	In the event the aggregate percentage of shares of Buyer Class A Common Stock redeemed in connection with the Buyer Stockholder Redemption exceeds twenty percent (20%) of the total number of shares of Buyer Class A Common Stock outstanding, as of 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting then immediately prior to the Closing and prior to the conversion referenced in paragraph 3 of this Letter Agreement, the Sponsor will surrender to Buyer for cancellation a number of shares of Class B Common Stock (rounded down to the nearest whole share) equal to the product of (i) one third (1/3) of the number of shares of Class B Common Stock then outstanding and (ii) the difference between (a) one (1) minus (b) the quotient obtained by dividing (I) the aggregate percentage of shares of Class A Common Stock not so redeemed by (II) eighty percent (80%). An illustrative example setting forth the foregoing calculation is set forth on Annex A attached hereto.

5.	The Sponsor hereby acknowledges that it has read the Merger Agreement and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Section 10.03 (Exclusivity) and Section 10.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, mutatis mutandis.

6.	Subject to the terms and conditions of this Letter Agreement, Buyer and the Sponsor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

7.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof, the Sponsor agrees not to (a) transfer any shares of Buyer Common Stock or (b) deposit any shares of Buyer Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to the shares of Buyer Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that the Sponsor may transfer any such shares of Buyer Common Stock to any Affiliate of the Sponsor if, and only if, the transferee of such shares of Buyer Common Stock evidences in a writing reasonably satisfactory to Buyer and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor and no such assignment shall relieve Sponsor of its obligations hereunder.

8.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof, the Sponsor agrees that any shares of Buyer Common Stock that the Sponsor purchases or otherwise hereinafter acquires or with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Letter Agreement and prior to the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

9.	The Sponsor hereby represents and warrants to Buyer as follows:

(a)       The Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b)       As of the date hereof, the Sponsor is the owner of 7,906,250 shares of Buyer Class B Common Stock and 11,237,500 Private Placement Warrants, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Existing Buyer Certificate of Incorporation and the Buyer IPO Agreements or (ii) arising under applicable securities Laws, and the Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Buyer. The “Buyer IPO Agreements” shall mean the agreements set forth on Annex B attached hereto, each of which were entered into in connection with the initial public offering of Buyer.

(c)          The execution and delivery of this Letter Agreement by the Sponsor does not, and the performance by the Sponsor of the obligations under this Letter Agreement and the compliance by the Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any Organizational Document of the Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Buyer Common Stock owned by the Sponsor pursuant to any Contract to which the Sponsor is a party or by which the Sponsor is bound, except, in the case of clauses (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

10.	The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) the provisions hereof as if it was a party hereto. No amendment, assignment, modification, waiver or termination of this Letter Agreement or any rights or obligations hereunder may occur without the prior written consent of the Company.

11.	This Letter Agreement, together with the Merger Agreement and the other agreements referenced herein to the extent referenced herein and the Buyer IPO Agreements, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof; provided that upon the Effective Time to the extent any terms, conditions or provisions of any of the Transaction Agreements conflicts or is inconsistent with any terms, conditions or provisions of any of the Buyer IPO Agreements with respect to the rights or obligations of Buyer or Sponsor, the terms, conditions and provisions of the Transaction Agreements, as applicable, shall prevail and supersede to the extent of such conflict or inconsistency.

12.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.	This Letter Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Letter Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles of conflicts of law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

14.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Buyer being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to the Sponsor being sent to:

Mudrick Capital Acquisition Holdings II LLC

527 Madison Avenue, 6th Floor

New York, NY 10022

Attention: Secretary of Managing Member
Email: jocallaghan@mudrickcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jackie Cohen
Email: jackie.cohen@weil.com.

15.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

MUDRICK CAPITAL ACQUISITION HOLDINGS II LLC

By: MUDRICK CAPITAL MANAGEMENT, L.P.,
its managing member

By:	/s/ John O’Callaghan
Name: John O’Callaghan
Title: Secretary

Acknowledged and agreed

as of the date of this Letter Agreement:

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:	/s/ Jason Mudrick
Name: Jason Mudrick
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

ANNEX A

ILLUSTRATIVE FOUNDER SHARES FORFEITURE SCHEDULE

# of Class A Shares Not Redeemed	31,625,000	28,462,500	25,300,000	22,137,500	18,975,000	15,812,500	12,650,000	9,487,500	6,325,000	3,162,500	0
% of Class A Shares Not Redeemed	100%	90%	80%	70%	60%	50%	40%	30%	20%	10%	0%
% of Founder Shares Forfeited	0%	0%	0%	4.2%	8.3%	12.5%	16.7%	20.8%	25.0%	29.2%	33.	%
# of Founder Shares Forfeited	0	0	0	329,427	658,854	988,281	1,317,708	1,647,135	1,976,563	2,305,990	2,635,417

ANNEX B

Buyer IPO Agreements

•	Letter Agreement, dated December 7, 2020, by and among Buyer, its officers, its directors and the Sponsor.

•	Warrant Agreement, dated December 7, 2020, by and between Buyer and Continental Stock Transfer & Trust Company, as warrant agent.

•	Registration Rights Agreement, dated December 7, 2020, by and between Buyer, the Sponsor and Jefferies LLC.

•	Private Placement Warrant Purchase Agreement, dated December 7, 2020, by and between Buyer and the Sponsor.

•	Administrative Support Agreement, dated December 7, 2020, by and between Buyer and the Sponsor.